UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

June 15, 2012

AGY HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	335-150749	20-0420637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2556 Wagener Road Aiken, South Carolina		29801
(Address of principal executive offices)		(Zip Code)

(888) 434-0945

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 15, 2012, AGY Holding Corp., a Delaware corporation (“AGY Holdings”), a wholly-owned subsidiary of KAGY Holding Company, Inc., a Delaware corporation (“KAGY Holdings”), entered into an amended and restated loan and security agreement with AGY Aiken LLC, a Delaware limited liability company (“AGY Aiken”), AGY Huntingdon LLC, a Delaware limited liability company (“AGY Huntingdon” and together with AGY Holdings and AGY Aiken, each a “Borrower” and collectively the “Borrowers”), the lenders party thereto from time to time, UBS AG, Stamford Branch, as Administrative Agent (the “Agent”) and UBS Securities LLC, as Documentation Agent (the “Loan Agreement”). The Loan Agreement amended and restated the amended and restated loan and security agreement, dated as of March 8, 2011, among the Borrowers, the lenders party thereto from time to time, Bank of America, N.A., a national banking association, as Administrative Agent and UBS Securities LLC, as Documentation Agent. As a result of the June 15, 2012 amendment, the borrowing availability of AGY Holdings under the Loan Agreement increased by approximately $7.3 million (after giving effect to additional borrowings used to pay fees and expenses incurred in connection with the amendment). Borrowing availability under the Loan Agreement is determined based on a borrowing base specified in Section 1.1 of the Loan Agreement. As reflected therein, the borrowing availability is subject to further increase under certain conditions.

A description of the material terms of the Loan Agreement follows. This description of the Loan Agreement may not contain all of the information that is important to you and is qualified in its entirety by reference to the Loan Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report.

Capitalized terms used in the description below without definition shall have the meanings specified in the Loan Agreement.

FACILITY

The Loan Agreement provides for an expanded line of credit of up to $60 million under a revolving credit facility (including a sublimit for letters of credit of $20 million and a swingline sublimit of $5 million), of which approximately $29.3 million was drawn on June 15, 2012 and $3.0 million letters of credit were outstanding. The term of the agreement ends on the earlier of (a) June 15, 2016 and (b) the date that is ninety (90) days prior to the maturity of the Second Lien Notes.

Funds drawn under the Loan Agreement will be used (a) to satisfy existing and future Debt, (b) to pay fees and transaction expenses associated with the closing of the credit facility, (c) to pay certain obligations in accordance with the Loan Agreement and (d) for working capital and other lawful corporate purposes of the Borrowers.

BORROWING BASE

Availability under the facility is determined by a borrowing base equal to the sum of: (i) an advance rate against eligible accounts receivable of up to 85%, plus (ii) the lesser of (A) 65% of the book value of eligible inventory (valued at the lower of cost or market) and (B) 85% of the net orderly liquidation value for eligible inventory, plus (iii) up to $40,000 of eligible alloy inventory, plus (iv) subject to the extension, replacement or renewal of the DB Lease Agreement on terms and conditions satisfactory to Agent, the lesser of (x) 70% of the net orderly liquidation value of eligible equipment plus 50% of the fair market value of eligible real estate, (y) an amount equal to $6 million on the Closing Date and reduced by $375,000 on the day after the last day of each full Fiscal Quarter thereafter and (z) 15% of the Borrowing Base, minus (v) 100% of mark-to-market risk on certain interest hedging arrangements, minus (vi) a reserve of $2.5 million, and minus (vii) other reserves as the lender may determine in its permitted discretion.

This amended definition of the borrowing base calculation resulted in lower reserves and higher advance rates on certain of our assets when compared to the definition that was in effect prior to the amendment of the credit facility as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 30, 2012.

INTEREST RATES

The Loan Agreement provides for two pricing options for revolving loans: (i) revolving loans on which interest is payable on the first Business Day of each month at a base rate equal to the greater of (x) the rate of interest established by the Agent from time to time as its prime rate, (y) the Federal Funds Rate for such day, plus 0.50%; or (z) LIBOR for a 30 day interest period as determined on such day, plus 1.0% and (ii) revolving loans on which interest accrues for one, two, three or six months (or if the Agent so agrees, nine or twelve months) at a rate of interest per annum equal to (x) the rate determined by the Agent to be the arithmetic mean of the offered rates for deposits in U.S dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period or (y) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, the rate per annum equal to the rate at which the Agent is offered deposits in U.S dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such LIBOR Loan to be outstanding during such Interest Period. Each of the rates described above in (i)(x), (i)(y), (i)(z) and (ii)(x) and (ii)(y) will include in addition an applicable margin.

FEES

An unused line fee rate initially equal to 0.50% per annum and ranging from 0.375% per annum to 0.50% per annum, based upon a fixed charge coverage ratio based pricing grid, will be payable in arrears on the first day of each month with respect to the average daily unused portion of the revolving loan commitments.

Certain other facility fees may be payable to the Agent in amounts and at times as may be separately agreed upon in writing between AGY Holdings and the Agent.

SECURITY

The obligations of AGY Holdings under the Loan Agreement and other ancillary loan documents are secured by a first priority Lien on substantially all of the assets of AGY Holdings and each wholly-owned domestic subsidiary of AGY Holdings, including without limitation, a pledge of 100% of the capital stock of AGY Holdings held by KAGY Holdings and of each of AGY Holdings’ existing and future wholly-owned domestic subsidiaries that are corporations or certificated limited liability companies held by AGY Holdings and up to a maximum of 65% of the voting stock of any first-tier foreign subsidiary.

GUARANTY

The obligations of AGY Holdings under the Loan Agreement and other ancillary loan documents are guaranteed by KAGY Holdings.

NEGATIVE COVENANTS

The Loan Agreement contains covenants and provisions that restrict, among other things, the ability of AGY Holdings and its subsidiaries to: (i) create, incur or suffer to exist liens on any of its property or assets; (ii) make certain investments; (iii) incur certain indebtedness; (iv) engage in mergers, consolidations and sales of all or substantially all their assets; (v) make certain asset sales; (vi) make certain restricted payments; (vii) make fundamental changes to the nature of its business, accounting policies, or become a general partner in any partnership; (viii) engage in transactions with affiliates; (ix) enter into some sale-leaseback transactions and (x) enter into agreements restricting dividends and advances by their Subsidiaries, in each case subject to specified exceptions.

FINANCIAL COVENANTS

The Loan Agreement requires AGY Holdings and its subsidiaries on a consolidated basis, excluding the Grace Companies, to satisfy certain financial performance criteria. Specifically, if any revolving credit facility commitments are outstanding and after the occurrence of (a) a default or event of default or (b) excess availability being less than the greater of (i) $6,250,000 or (ii) 12.5% of the borrowing base as of the last day of the most recent fiscal month ended, AGY Holdings will maintain a fixed charge coverage ratio of at least 1.0 to 1.0 for each period of four fiscal quarters ended during, or on the last day of the fiscal quarter immediately before the events listed in (a) and (b) above.

PREPAYMENTS

The Loan Agreement provides that the loans may be prepaid without penalty, in whole or in part, at any time, subject to the notice provisions and minimum dollar amounts set forth in the Loan Agreement.

EVENTS OF DEFAULT

The Loan Agreement specifies certain customary events of default, including but not limited to failure to pay principal or interest or other amounts when due, breach of certain covenants or representations, cross-defaults to certain other agreements and indebtedness in excess of specified amounts, judgment defaults in excess of specified amounts, certain events of bankruptcy and insolvency, dissolution, certain ERISA-related defaults, a failure of any loan document supporting the credit facility to be in full force and effect, a change of control, and a failure of any security interest or lien purported to be created by any guaranty or security document to give the collateral agent a perfected first priority security interest in and lien on all of the collateral thereunder.

Item 2.03.	Creation of a Direct Financial Obligation.

On June 15, 2012, AGY Holdings entered into the Loan Agreement. A brief description of the terms and conditions of the Loan Agreement is included in Item 1.01 of this Current Report, which description is incorporated into this item by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 10.1	Second Amended and Restated Loan and Security Agreement dated as of June 15, 2012, among AGY Holdings Corp., AGY Aiken LLC, AGY Huntingdon LLC, as borrowers, the Lenders party thereto from time to time, UBS AG, Stamford Branch, as Administrative Agent and UBS Securities LLC, as Documentation Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGY HOLDING CORP.

Date: June 21, 2012	By:	/s/ Jay W. Ferguson
Name: Jay W. Ferguson
Title: Interim Chief Financial Officer